U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2009

Tactical Air Defense Services, Inc.
 (Exact name of registrant as specified in charter)

Nevada (State or jurisdiction of incorporation or organization)	333-79405 (Commission File Number)	88-0455809 (I.R.S. Employer Identification No.)

1515 Perimeter Rd.
West Palm Beach, FL
33406
(561) 398-8196

(Address and telephone number of Registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Tactical Air Defense Services, Inc. (OTCBB: TADF-OB) (the “Company”), has, as of July 10, 2009, appointed Michael Cariello as Chief Operating Officer of the Company, and Alexis Korybut as Chief Financial Officer of the Company.

The Board of Directors of Tactical Air Defense Services, Inc. has also appointed Mr. Cariello and Mr. Korybut to serve as members of the Board of Directors of the Company to replace Peter Maffitt and Charles DeAngelo who have resigned from the Board of Directors of the Company in favor of Mr. Cariello and Mr. Korybut.

Major “Ratso” Cariello is one of the most renowned pilots to have served in the U.S. military in recent decades.  Most recently, Major Cariello was the Head Pilot of Blackwater, Inc. He has flown civilian and military aircraft for over 20 years, and has accumulated over 3,000 flight-hours, mostly in high performance jet fighters such as, F/A-18, F-16, A-4 Skyhawk.  Major Cariello was a 14-year Marine Corp Major, a TopGun Instructor for 3 years, and was the Head Adversary Officer for the Navy and Marine Corps.

Mr. Korybut brings management, administrative, and financial experience to the Company where he had previously served as the Vice President of finance and administration. Mr. Korybut has worked for some of the most respected firms in the financial services industry such as Salomon Brothers and Smith Barney where he worked with both private and public companies to raise capital through the international debt and equity markets.  Mr. Korybut is also the Managing Partner of Plumtree Capital Management LLC, a public-venture fund management firm, and the Managing Partner of Plumtree Consulting Group LLC, a firm offering consulting services to high-growth public companies.  From 1999 through 2004, Mr. Korybut was President of Sterling Financial Group of Companies, Inc, a Florida-based financial services firm with offices throughout the United States, Europe, and Latin America, and which was recognized in 2002 and 2003 by Inc. Magazine as the 8th and 26th fastest growing privately-held company in the United States, respectively.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
99.1	Board Appointment of Cariello and Korybut dated July 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2009

Tactical Air Defense Services, Inc

By:	/s/ Alexis Korybut
Name: Alexis Korybut
Title: Chief Financial Officer